                                                                      EXHIBIT 99

For release:  IMMEDIATELY
Contact:      Charles M. Johnston, Chief Financial Officer (610) 313-2189

COMMONWEALTH BANCORP, INC.  REPORTS RECORD NET INCOME FOR 1997

NORRISTOWN, PA, JANUARY 20, 1998 - COMMONWEALTH BANCORP, INC. (NASDAQ: CMSB), today reported net income of $4.0 million for the fourth quarter of 1997, compared to $4.2 million for the fourth quarter of 1996. For the full year 1997, net income was a record $16.4 million, compared to $9.3 million for the full year 1996. Results for the full year 1996 were affected by a $4.5 million after-tax charge relating to the recapitalization of the Savings Association Insurance Fund (SAIF). Exclusive of this one-time charge, net income would have been $13.9 million in 1996.

Diluted earnings per share of common stock were $0.26 for the fourth quarter of 1997, compared to $0.25 per share for the fourth quarter of 1996. Diluted earnings per share of common stock were $1.02 for the full year 1997, compared to $0.72 per share for the full year 1996. Exclusive of the one-time SAIF assessment, diluted earnings per share of common stock would have been $1.06 for the full year 1996. The decrease in diluted earnings per share for 1997 compared to 1996, as adjusted, was primarily attributable to an increase in the number of common shares outstanding after the completion of the Company's second-step conversion in June 1996, as well as the time required to deploy the related capital into investments with acceptable long-term profitability characteristics.

Charles H. Meacham, Chairman and Chief Executive Officer of the Company, stated, "The past year was one of outstanding progress for Commonwealth. The Company achieved record net income in its fourth year of public ownership and experienced significant growth in a number of key areas." Mr. Meacham added, "During the year, commercial loans grew 21% to $116.0 million, consumer loans increased 15% to $194.8 million, and supermarket branch deposits increased 67% to $108.9 million at December 31, 1997. Complementing the growth in these key loan and deposit areas was a 38% increase in noninterest revenue in 1997, compared to 1996."

Commonwealth's earnings for the fourth quarter and full year 1997 reflected $1.4 million and $6.0 million, respectively, of non-cash expenses relating to the amortization of goodwill and core deposit intangibles acquired in various acquisitions and accounted for under the purchase method of accounting. On a pre-tax basis, these non-cash charges represented $0.09 and $0.37 per share, respectively, in the fourth quarter and full year 1997. On a comparable basis in 1996, amortization of goodwill and core deposit intangibles were $1.7 million and $4.5 million, respectively, or $0.10 and $0.35 per share.

                                     -more-

Commonwealth Bancorp, Inc.
page 2

Net interest income was $17.0 million in the fourth quarter of 1997, a decrease of 4% compared to $17.6 million in the fourth quarter of 1996. For the full year 1997, net interest income increased by 15%, to $70.4 million, versus $61.0 million in 1996. The decrease in the fourth quarter was primarily attributable to a lower net interest margin. The increase for the full year was primarily attributable to higher interest-earning asset levels, offset, in part, by a lower net interest margin.

Average interest-earning assets totaled $2.1 billion for both the fourth quarter and full year 1997. This compared to $2.0 billion and $1.7 billion in the fourth quarter and full year 1996, respectively. The increases in the fourth quarter and full year average interest-earning assets were due primarily to increases in the Company's loan portfolio. Compared to the fourth quarter of 1996, average mortgage loans increased 15% to $936.5 million, average consumer loans increased 12% to $188.7 million, and average commercial loans increased 23% to $109.3 million in the fourth quarter of 1997. Compared to the full year 1996, average mortgage loans increased 22% to $885.1 million, average consumer loans increased 26% to $176.9 million, and average commercial loans increased 57% to $104.5 million in 1997. The increases in average loans in the fourth quarter of 1997 were primarily attributable to growth in the Company's core businesses of mortgage banking, retail banking, and business banking. In addition to growth in the Company's core businesses, the increases in average loans for the full year 1997, relative to the full year 1996, were also partially attributable to the June 1996 acquisition of 12 branch offices located in Berks and Lebanon Counties, PA ("Berks Acquisition").

The net interest margin was 3.17% in the fourth quarter of 1997, down from 3.59% in the fourth quarter of 1996. The decrease was primarily attributable to a 0.13% reduction in the yield on interest-earning assets and a 0.25% increase in the cost of interest-bearing liabilities. The decrease in the yield on interest-earning assets was, in large part, due to generally lower market interest rates. The increase in the cost of interest-bearing liabilities in the fourth quarter was primarily due to a 0.24% increase in the average cost of the Company's certificates of deposit, reflecting the continued competitive environment for this product.

For the full year 1997, the net interest margin was 3.36%, versus 3.54% in 1996. The decrease was primarily attributable to a 0.20% increase in the cost of interest-bearing liabilities in 1997, compared to 1996. The increase in the cost of interest-bearing liabilities was due principally to a 0.19% increase in the average cost of the Company's certificates of deposit.

Noninterest income totaled $6.6 million in the fourth quarter of 1997, compared to $4.5 million in the fourth quarter of 1996. The increase reflected a $1.1 million increase in the net gain on sale of mortgage loans, which was primarily attributable to an increase in servicing released premiums relating to loans originated through mortgage production offices of Homestead Mortgage, Inc. ("Homestead") which was acquired in the first quarter of 1997. In addition, during the fourth quarter of 1997, the Company recorded a $0.5 million gain on the sale of a security, and recognized a $0.2 million gain on the sale of mortgage servicing rights.

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


Commonwealth Bancorp, Inc.
page 3

Noninterest income was $21.6 million for the full year 1997, compared to $15.7 million in 1996. The increase reflected a $2.9 million increase in the net gain on sale of mortgage loans, relating primarily to servicing released premiums on Homestead originations, a $0.5 million gain on the sale of a security, and a $0.2 million gain on the sale of mortgage servicing rights. In addition, deposit fees increased by $1.8 million in 1997, compared to 1996. The increase in deposit fees was primarily attributable to growth in supermarket banking, expansion of Commonwealth's business banking activities, and increased ATM fees, as well as to deposit fees related to the Berks Acquisition. Also contributing to the increase in noninterest income for the full year 1997 was a $1.6 million net gain on the sale of the Company's previous headquarters building and the sale of a branch property. These increases were partially offset by the effect of a favorable litigation settlement in the third quarter of 1996, a $0.2 million favorable effect relating to the sale of a branch property in the fourth quarter of 1996, and a $0.2 million net loss on the sale of mortgage-backed securities in the second quarter of 1997.

Noninterest expense was $17.2 million in the fourth quarter of 1997, compared to $15.6 million in the fourth quarter of 1996. The increase was primarily attributable to higher expenses relating to the acquisition of Homestead mortgage production offices, as well as higher expenses relating to certain benefit plans and growth in supermarket banking and business banking activities. The increase in noninterest expense was offset, in part, by a $0.3 million decrease in FDIC premiums primarily a result of a reduction in deposit insurance premiums from $0.23 to approximately $0.06 per $100 of deposits. Also offsetting the increase was a $0.3 million decrease in amortization of intangibles in the fourth quarter of 1997, versus the fourth quarter of 1996. In addition, Commonwealth recorded a one-time nonrecurring charge of $0.3 million in the fourth quarter of 1996, relating to a management reorganization.

Noninterest expense was $66.0 million for the full year 1997, compared to $61.9 million for 1996. In addition to the factors identified for the fourth quarter of 1997, the increase was primarily attributable to higher expenses relating to the Berks Acquisition. The increase in noninterest expense was offset, in part, by a $8.7 million decrease in FDIC premiums, $6.8 million of which represented a one-time charge in the third quarter of 1996 to recapitalize the SAIF, and by a $0.2 million refund of prior year FDIC premiums received in the first quarter of 1997. In addition, during the third quarter of 1996, Commonwealth recorded approximately $0.8 million in one-time expenses associated with the Berks Acquisition. Also partially offsetting the increase in noninterest expense was a $0.4 million reversal of a liability relating to a contract with the Company's data processing provider, and a $0.4 million reversal of the Bank's pension liability, both of which were recorded in the second quarter of 1997. During 1997, the Bank terminated its defined benefit pension plan, and replaced it with a target benefit plan.

                                     -more-

Commonwealth Bancorp, Inc.
page 4

Provision for credit losses totaled $0.7 million and $1.6 million in the fourth quarter and full year 1997, respectively, compared to $0.3 million and $0.6 million in the fourth quarter and full year 1996, respectively. At December 31, 1997, the allowance for credit losses totaled $9.0 million, or 0.71% of loans, compared to $10.0 million, or 0.89%, at December 31, 1996. The decrease in the allowance for loan losses was primarily attributable to net credit losses on loans acquired in the Berks Acquisition. The Company acquired a $2.4 million allowance for credit losses as part of the Berks Acquisition. Through December 31, 1997, significantly all of that reserve had been utilized through net credit losses.

Net credit losses totaled $0.8 million, or 0.27% of average loans in the fourth quarter of 1997. This compared to $0.4 million, or 0.13% of average loans in the fourth quarter of 1996. For the full year 1997, net credit losses totaled $2.5 million, or 0.22% of average loans, compared to $0.5 million, or 0.05%, in 1996.

Nonperforming assets totaled $9.6 million, or 0.42% of assets at December 31, 1997, compared to $9.1 million, or 0.43%, at December 31, 1996. The increase in nonperforming assets was primarily related to commercial loans acquired in the Berks Acquisition.

Provision for income taxes was $1.7 million, or 29% of income before income taxes in the fourth quarter of 1997, compared to $2.0 million, or 33%, in the fourth quarter of 1996. For the full year 1997, provision for income taxes was $7.9 million, or 33% of income before income taxes, compared to $4.8 million, or 34%, in the full year 1996. The decrease in the income tax rate in the fourth quarter and full year 1997 was primarily attributable to low income housing tax credits in 1997.

The Bank's core capital ratio was 6.6% at both December 31, 1997 and December 31, 1996. In 1996, the Board of Directors authorized the repurchase of 0.4 million shares to fund the 1996 Recognition and Retention Plan. Of that amount,
0.1 million shares were repurchased in December 1996 and 0.3 million shares were repurchased in January 1997. In addition, during both the first and third quarters of 1997, Commonwealth purchased 0.9 million shares of the Company's common stock which is currently held as treasury stock.

Commonwealth Bancorp, Inc., with consolidated assets of $2.3 billion, is the holding company for Commonwealth Bank, which has 56 branches throughout southeast Pennsylvania. ComNet Mortgage Services and Homestead Mortgage are divisions of Commonwealth Bank. ComNet Mortgage Services has offices in Pennsylvania, Connecticut, New Jersey, and Rhode Island. Homestead Mortgage has offices in Maryland.

Detailed supplemental information follows.

                                     -more-

                 Commonwealth Bancorp, Inc. and Subsidiaries
                      Consolidated Statements of Income
                    (in thousands, except share amounts)

                                                                        For the Quarter                       For the Year
                                                                       Ended December 31,                  Ended December 31,
                                                                  -----------------------------      ----------------------------
                                                                      1997            1996              1997             1996
                                                                  ------------     ------------      -----------     ------------
                                                                            (Unaudited)                      (Unaudited)
Interest income:
  Interest on loans                                                    $24,807          $21,699          $94,185          $75,602
  Interest and dividends on deposits and money
     market investments                                                    550              589            2,140            2,847
  Interest on investment securities                                        817              892            4,031            3,386
  Interest on mortgage-backed securities                                12,959           13,393           54,887           45,471
                                                                  ------------     ------------     ------------     ------------

             Total interest income                                      39,133           36,573          155,243          127,306

Interest expense:
  Interest on deposits                                                  15,192           14,094           58,560           49,358
  Interest on notes payable and other borrowings                         6,939            4,844           26,295           16,994
                                                                  ------------     ------------     ------------     ------------

             Total interest expense                                     22,131           18,938           84,855           66,352
                                                                  ------------     ------------     ------------     ------------

             Net interest income                                        17,002           17,635           70,388           60,954

Provision for loan losses                                                  700              300            1,600              601
                                                                  ------------     ------------     ------------     ------------

             Net interest income after provision for loan losses        16,302           17,335           68,788           60,353

Noninterest income:
  Deposit fees and related income                                        1,888            1,747            7,261            5,414
  Servicing fees                                                         1,391            1,205            5,185            5,155
  Net gain on sales of mortgage loans                                    1,695              571            4,993            2,056
  Net gain on sales of securities                                          520                -              345                -
  Net loss on sales of foreclosed real estate                              (30)             (41)            (160)            (245)
  Other                                                                  1,089            1,059            3,951            3,293
                                                                  ------------     ------------     ------------     ------------

             Total noninterest income                                    6,553            4,541           21,575           15,673
                                                                  ------------     ------------     ------------     ------------

Noninterest expense:
  Compensation and employee benefits                                     8,469            6,966           32,969           25,584
  Occupancy and office operations                                        2,649            2,612           10,283            8,891
  FDIC premium                                                             195              523              552            9,239
  Advertising and promotion                                                431              520            1,814            1,816
  Amortization of intangible assets                                      1,417            1,682            5,990            4,542
  Other                                                                  4,013            3,317           14,440           11,835
                                                                  ------------     ------------     ------------     ------------

             Total noninterest expense                                  17,174           15,620           66,048           61,907
                                                                  ------------     ------------     ------------     ------------

             Income before income taxes                                  5,681            6,256           24,315           14,119

Income tax provision                                                     1,663            2,046            7,946            4,781
                                                                  ------------     ------------     ------------     ------------

Net income                                                              $4,018           $4,210          $16,369           $9,338
                                                                  ============     ============     ============     ============

Basic weighted average number of shares outstanding                 14,900,827       16,669,277       15,501,202       12,613,572
                                                                  ============     ============     ============     ============

Basic earnings per share                                                 $0.27            $0.25            $1.06            $0.74
                                                                  ============     ============     ============     ============

Diluted weighted average number of shares outstanding               15,560,185       17,149,120       16,035,806       13,033,566
                                                                  ============     ============     ============     ============

Diluted earnings per share                                               $0.26            $0.25            $1.02            $0.72
                                                                  ============     ============     ============     ============

                  Commonwealth Bancorp, Inc. and Subsidiaries
                          Consolidated Balance Sheets
                      (in thousands, except share amounts)

                                                                                                 December 31,
                                                                                       ------------------------------
                                                                                           1997               1996
                                                                                       -----------        -----------
Assets:                                                                                 (Unaudited)
Cash and due from banks                                                                    $43,251            $39,268
Interest-bearing deposits                                                                    4,391             15,111
Short-term investments available for sale                                                    6,296              5,723
Mortgage loans held for sale                                                                37,574             17,335
Investment securities
   Securities available for sale (cost of $50,428
     and $53,815, respectively), at market value                                            51,326             53,935
Mortgage-backed securities
   Securities held to maturity (market value of $199,048
     and $239,447, respectively), at cost                                                  196,213            237,743
   Securities available for sale (cost of $534,573
     and $511,833, respectively), at market value                                          539,078            514,964
Loans receivable, net                                                                    1,259,596          1,113,114
Accrued interest receivable, net                                                            13,271             13,339
FHLB stock, at cost                                                                         14,175             11,159
Premises and equipment, net                                                                 18,590             25,369
Intangible assets                                                                           45,244             51,220
Mortgage servicing rights                                                                    8,039              7,677
Other assets, including net deferred taxes of $482
   and $1,144, respectively                                                                 31,551             14,004
                                                                                       -----------        -----------
                       Total assets                                                     $2,268,595         $2,119,961
                                                                                       ===========        ===========

Liabilities:
  Deposits                                                                              $1,552,824         $1,491,450
  Notes payable and other borrowings:
     Secured notes due to Federal Home Loan Bank of Pittsburgh                             213,000            175,000
     Securities sold under agreements to repurchase                                        246,099            176,674
  Advances from borrowers for taxes and insurance                                           24,071             23,883
  Accrued interest payable, accrued expenses and other liabilities                          17,749             21,030
                                                                                       -----------        -----------
                       Total liabilities                                                 2,053,743          1,888,037
                                                                                       -----------        -----------

Commitments and contingencies

Shareholders' equity:
  Preferred stock, $0.10 par value; 5,000,000 shares
     authorized; none issued                                                                     -                  -
  Common stock, $0.10 par value; 30,000,000 shares authorized;
      17,998,736 shares issued and 16,247,136 outstanding at December 31, 1997;
      17,953,613 shares issued and outstanding at December 31, 1996                          1,800              1,795
  Additional paid-in capital                                                               133,541            132,931
  Retained earnings                                                                        117,582            105,577
  Unearned stock benefit plan compensation                                                 (12,900)           (10,510)
  Unrealized gain on marketable securities, net                                              3,512              2,131
  Treasury stock, at cost; 1,751,600 shares at December 31, 1997                           (28,683)                 -
                                                                                       -----------        -----------
                       Total shareholders' equity                                          214,852            231,924
                                                                                       -----------        -----------
Total liabilities and shareholders' equity                                              $2,268,595         $2,119,961
                                                                                       ===========        ===========

                           Commonwealth Bancorp, Inc.
                         Selected Financial Highlights
                 (dollars in thousands, except per share data)

                                                                               For the Quarter Ended
                                                                     ----------------------------------------
BALANCE SHEET DATA:                                                  December 31, 1997      December 31, 1996
                                                                        (Unaudited)
                                                                     ----------------------------------------
Average Loans                                                           $1,234,534               $1,071,231
Average Interest-Earning Assets                                          2,124,797                1,956,646
Average Assets                                                           2,278,938                2,108,576
Average Deposits                                                         1,542,678                1,491,894
Average Interest-Bearing Liabilities                                     2,015,389                1,835,001
Average Shareholders' Equity                                               211,520                  228,717

                                                                                For the Year Ended
                                                                     ----------------------------------------
                                                                     December 31, 1997      December 31, 1996
                                                                         (Unaudited)
                                                                     ----------------------------------------
Average Loans                                                           $1,166,493                $932,200
Average Interest-Earning Assets                                          2,095,478               1,720,635
Average Assets                                                           2,241,663               1,847,445
Average Deposits                                                         1,518,327               1,322,844
Average Interest-Bearing Liabilities                                     1,972,228               1,616,942
Average Shareholders' Equity                                               216,643                 187,838

                                                                                       As of
                                                                     ----------------------------------------
                                                                     December 31, 1997      December 31, 1996
                                                                         (Unaudited)
                                                                     ----------------------------------------
Book Value Per Share                                                        $13.22                $12.92
Tangible Book Value Per Share                                                10.44                 10.07
Non-performing Loans                                                         8,938                 8,058
Non-performing Assets                                                        9,564                 9,148

                                                                               For the Quarter Ended
                                                                     ----------------------------------------
OPERATING DATA:                                                      December 31, 1997      December 31, 1996
                                                                        (Unaudited)
                                                                     ----------------------------------------
Annualized Return on Assets                                                  0.70%                 0.79%
Annualized Return on Equity                                                  7.54%                 7.32%
ComNet - Homestead Mortgage Originations                                  $163,197               $90,765
Diluted Earnings Per Share                                                    0.26                  0.25

                                                                                For the Year Ended
                                                                     ----------------------------------------
                                                                     December 31, 1997      December 31, 1996
                                                                        (Unaudited)
                                                                     ----------------------------------------
Annualized Return on Assets                                                  0.73%                  0.51% (a)
Annualized Return on Equity                                                  7.56%                  4.97% (a)
ComNet - Homestead Mortgage Originations                                  $585,146               $462,073
Diluted Earnings Per Share                                                    1.02                   0.72 (a)

                                                                                         As of
                                                                     ----------------------------------------
CAPITAL RATIOS:  (b)                                                 December 31, 1997      December 31, 1996
                                                                        (Unaudited)
                                                                     ----------------------------------------
Core Capital                                                                  6.6%                   6.6%
Risk Based Capital                                                           13.4%                  14.2%

(a) Includes $4.5 million after-tax one-time SAIF recapitalization assessment.
(b) Represent ratios of Commonwealth Bank.